Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2004, except for footnote 5, as to which the date is June 21, 2004, with respect to the financial statements and schedules of Navarre Corporation included in the Registration Statement on Form S-3 and related Prospectus of Navarre Corporation for the registration of $140,000,000 aggregate offering price of its common stock.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 18, 2005